Exhibit 10.16

EXA CORPORATION

November 7, 2013

Edmond L. Furlong

172 Valley Road

Needham, MA 02492

Dear Ed:

As we have discussed, the purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your transition services and separation of employment from Exa Corporation (the “Company”). As more fully set forth below, the Company desires to provide you with the opportunity to transition from the Company in exchange for certain agreements by you, contingent upon your execution and non-revocation of this Agreement. This Agreement shall become effective (the “Effective Date”) on the eighth (8th) day following your acceptance of it as provided below.

1.        Transition Arrangement and Separation of Employment. You hereby resign your employment with the Company, effective on March 31, 2014 (the “Separation Date”). During the period of continued employment between the Effective Date of this Letter Agreement and the Separation Date (the “Transition Period”), you will be employed in a transition capacity for the Company, focusing your attention and best efforts, among your other responsibilities, on transitioning your duties to selected Company personnel and overseeing the signing off of the Company’s third quarter Form 10-Q filing (“Form 10-Q”)and the Company’s Form 10-K (the “Transition Services”). During the Transition Period, you will continue to be paid at the annual rate of $245,000.00 and you will continue to participate in the Company’s benefit plans under the same terms and conditions as you currently are participating. Your last day in your current role as Chief Financial Officer and Chief Operating Officer and as an officer or Director of any subsidiary of the Company will be the Separation Date. On the Separation Date, you will receive your regular pay plus the value of your unused PTO/vacation earned through that date. You acknowledge that from and after the Separation Date, you will have no authority and will not represent yourself as an employee, officer or agent of the Company.

2.        Bonus Payment. On December 13, 2013, you will be paid an amount equivalent to your Fiscal 2014 target bonus in the amount of $220,500.00, less applicable withholdings.

3.        Separation Payment. In exchange for the transition services to be provided by you and the other mutual covenants set forth in this Agreement, on the Separation Date, you will receive a lump sum payment from the Company in the amount of $122,500, less applicable withholdings.

4.        Equity. Pursuant to the terms of a Stock Option Award Agreement between the Company and you dated July 1, 2005, (the “2005 Option”), your option to purchase 230,769 shares of the Company’s Common Stock (the “Shares”) is vested fully as of the date hereof. Pursuant to the terms of a [Stock Option Award Agreement] between the Company and you dated July 19, 2011 (the “2011 Option” and together with the 2005 Option, the “Options”), you were granted the option to purchase up to 23,076 Shares, of which 577 are vested as of the date hereof. The 2011 Option will continue to vest in accordance with its terms through the Separation Date. Except as set forth herein, the 2005 Option and the 2011 Option will continue to be governed by and subject to the terms of the respective award agreements and, with respect to the 2005 Option, the Company’s 2005 Series G Convertible Preferred Stock Incentive Plan, and, with respect to the 2011 Option, the Company’s 2007 Stock Incentive Plan. For the avoidance of doubt, you have until the 60th day following the Separation Date to exercise the 2005 Option and until the 90th day following the Separation Date to exercise the 2011 Option.

5.         Covenants by You. You expressly acknowledge and agree to the following:

(a)        that no later than the Separation Date, you will return to the Company, and will not retain, any and all Company files, documents and other confidential information (and any copies thereof in any form or media) and property, including without limitation, any cell phone, computer, hand-held computer device, keys, key cards and vehicles;

(b)        that you reaffirm and will abide by the Agreement Regarding Intellectual Property and Proprietary Information (the “NDA”) signed by you on                 , and attached hereto as Exhibit A, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information; and

(c)        that all of the Company’s rights under this Agreement will inure to the benefit of the Company’s successors and assigns.

6.        Nondisparagement. We agree that neither party (including, in the case of the Company, its officers or directors) will make any statements that are professionally or personally disparaging about, or adverse to, the interests of the other party and will not engage in any conduct which is intended to harm, professionally or personally, the other party.

7.        Release of Claims.

(i) You hereby agree and acknowledge that by signing this Letter Agreement and accepting the payments and benefits described herein, you are waiving your right to assert any and all forms of legal Claims against the Company1/ of any kind whatsoever, arising from the beginning of time through the date you execute this Agreement. With the sole and limited exceptions set forth in paragraph (ii) below, for purposes of this Section 7 the words “Claim” and “Claims” are intended to be as broad as the law allows and to mean: any and all charges, complaints and other form of action against the Company, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, including, without limitation:

(a)        Claims under any Massachusetts (or any other state) or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including, without limitation, the Age Discrimination in Employment Act and Mass. Gen. L. c. 151B;

(b)        Claims under any other Massachusetts (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including the Massachusetts Wage Act, Mass. Gen. L. c. 149, section 148 et seq. and the Massachusetts overtime pay law, Mass. Gen. L. c. 151, section 1A, et seq.;

(c)        Claims under any Massachusetts (or any other state) or federal common law theory; and

(d)        Any other Claims arising under other state or federal law.

(ii)        Notwithstanding the foregoing, this Section 7 shall not release the Company from any obligation expressly set forth in this Agreement, and does not preclude you from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), but you will not be entitled to any monetary or other relief from the EEOC or from any Court as a result of litigation brought on the basis of or in connection with such charge.

(iii)        You expressly acknowledge and agree that, but for providing the foregoing release of Claims, you would not be receiving the payments and benefits described in this Agreement.

8.        Indemnification by the Company

The Company shall indemnify you to the fullest extent permitted by the Delaware General Corporation Law for any acts or omissions allegedly made by you while you serve and have served as the Company’s Chief Financial Officer and Chief Operating Officer. Without limiting the generality of the foregoing, the Company shall indemnify you to the fullest extent provided for in Article XI of the Amended and Restated By-Laws of the Company, to the same extent and in the same manner as if you had served as a director of the Company. The Company acknowledges and agrees that the rights under the Certificate of Incorporation and By-laws vested upon the commencement of your service as the Company’s Chief Financial Officer and Chief Operating Officer. The Company will not amend its Certificate of Incorporation or its By-laws in any way that would result in any reduction in your indemnification rights as they existed during your employment with the Company. Moreover, the Company acknowledges that you serve and have served as an officer or employee at the direction or request of the Company.

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For purposes of this Section, the term “Company” includes Exa Corporation and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with Exa Corporation) parents, subsidiaries and all other related entities, and its and their Directors, officers, employees, trustees, agents, successors and assigns.

9.        Understanding this Agreement. Before signing this Agreement, you should take whatever steps you believe are necessary to ensure that you understand what you are signing, what benefits you are receiving and what rights you are giving up.

(a)        By signing this Agreement, you are acknowledging that you have read it carefully and understand all of its terms.

(b)        You understand that, among other claims you are releasing in the Release of Claims are any claims against the Company alleging discrimination on the basis of age and claims for wages and/or overtime pay under Massachusetts law.

(d)        You are hereby advised and encouraged to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

(e)        You are being given twenty-one (21) days in which to consider this Agreement and whether to accept this Agreement. If you choose to accept this Agreement within that time, you are to sign and date below and return it to the Company, c/o Stephen Remondi, President and Chief Executive Officer, Exa Corporation, 55 Network Drive, Burlington, MA 01803.

(f)        Even after executing this Agreement, you have seven (7) days after signing to revoke this Agreement. The Agreement will not be effective or enforceable until this seven (7) day period has expired. In order to revoke your assent to this Agreement, you must, within seven (7) days after you sign this Agreement, deliver a written notice of rescission to Mr. Remondi. To be effective, the notice of rescission must be hand delivered, or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the referenced address.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

Please acknowledge your understanding and agreement with the foregoing by countersigning this Letter Agreement and returning it to the Company.

Very truly yours,

Exa Corporation

By:	/s/ Stephen Remondi
Name: Stephen Remondi
Its: President and Chief Executive Officer

Confirmed and Agreed:

/s/ Edmond L. Furlong
Edmond L. Furlong

Dated:	11/12/13

EXHIBIT A

Agreement Regarding Intellectual Property and Proprietary Information